Exhibit 10.26

Employment Contract – Convenience Translation

(This document is a translation of the German contract for information purposes only and does not carry any legal binding)

between

Mr. Ingo Zankel
Müllerstrasse
München

- hereinafter called “employee” -

and

SCM Microsystems GmbH
Oskar-Messter-Str. 13
D — 85737 Ismaning
Germany

- hereinafter called “SCM” or the “the Company” -

1. ENGAGEMENT, DUTIES, PLACE OF EMPLOYMENT

Engagement will take place effective from January 1, 2005. Title will be Chief Operating Officer. Place of employment will be Ismaning. The employee’s tasks involve extensive travelling within and outside Europe. SCM reserves the right to assign other or additional duties within the scope of the Company and within the scope of the employee’s knowledge and abilities and/or relocate him to a different place of work as far as this is just and reasonable.

2. DURATION, PROBATION

Each party has the right to terminate the contract to the end of the following quarter with a period of 6 (six) weeks. The notice of termination has to be performed in written form. The right of an extraordinary notice of termination will remain unaffected.

Furthermore, especially in case of a notice of termination, SCM reserves the right to release the employee from his tasks without changing his monthly payments. In this case the release period will be credited against the employee’s vacation entitlement (including possible remaining vacation days of previous years).

The working relationship will also expire by the time the employee will have completed the 65th year of life without the necessity of an effective written notice of termination.

3. SALARY

The monthly gross basic salary amount will be

€ 16.666,67 (in words: sixteen thousand six hundred and sixty six comma sixty six EURO)

and will be paid 12 times a year, by the end of each corresponding month.

This is equivalent to a basic annual salary of

€ 200.000,00 (in words: two hundred thousand EURO)

In addition, the employee will receive a variable bonus according to the SCM Bonus Program, whereby the sum € 50.000,00 gross will be based on the yearly 100% achievement of the targets. The bonus depends on the success (and figures) of the Company and on the personal objectives and performance of the employee (MbO). The bonus will be paid quarterly and based on the valid Bonus Policy of SCM. For the first six months, 50% of the total amount of the bonus is guaranteed.

Furthermore, the employee will receive a yearly bonus in sum of gross € 100.000,00 upon 100% achievement of the yearly targets, respectively, correspondingly proportionate. The targets will be set in agreement with the Board of Directors and the Chief Executive Officer. At the end of the year the achieved targets will likewise be set and decided upon by the Board of Directors and the Chief Executive Officer, approved and (bonus) paid in April of the following year.

According to §5 of this contract possible extra and/or overtime work shall be satisfied with the monthly salary. The salary will be reviewed once a year.

The employee will be granted 80,000 stock options based on the valid Employee Stock Option Plan and subject to the approval of the Board of Directors of SCM. The employee can participate in SCM’s valid Employee Stock Purchase Plan (ESPP).

The employee will be entitled to the use of a company car (category BMW 5-series) which is also allowed for private use; based on the Conditions of SCM Company Car Policy. Concerning the private use of the afore-mentioned car, the employee holds own responsibility to accordingly adhere to the legal tax declaration requirements. The cost of the fuel will be covered in full by SCM. The employee can have an option, instead of a company car; to receive a corresponding car allowance equivalent to the sum of gross € 1.250,00 monthly.

4. ABSENCE / SICK LEAVE

Should the employee be prevented from work due to sickness without his own fault he will continuously receive salary payment according to the effective legal requirements.

In case the employee will be insured by a third party and SCM will continue to pay the full salary in case of sick leave the employee will make assignments to all claims for damages to SCM in this case. He is then obliged to provide SCM with all necessary information regarding the claim for damages.

5. WORKING HOURS

The regular working hours correspond to the requirements of the job description and are at least 40 hours per week. Beginning and end of the daily working hours are also depending on the requirements of the position and on the Company’s workflow. The employee is obliged to work overtime as long as this is just and reasonable.

6. VACATION

The employee is entitled to 28 vacation days per calendar; this claim will be increased by 1 day up to a maximum of 31 days per full calendar year after three years of staff membership with the Company. Should the working relationship with SCM start during a running calendar year there will be a proportionate claim for the respective vacation days, i.e. 1/12 per month. Every vacation has to be confirmed with the SCM management. In any case all effective legal requirements will prevail.

7. HINDRANCE FROM WORK

The employee is obliged to immediately inform SCM about any kind of hindrance from work and let the management know the estimated duration of absence. On demand of the management the reason of absence has to be advised by the employee.

In case of sick leave the employee is obliged to bring a medical certificate stating the disability to work after three days of sickness and has to inform the Company about the estimated duration of absence. Should the absence last longer than stated in the attestation the employee has to bring another medical certificate within the next three working days.

Furthermore, the employee is obliged to bring an attestation stating the necessity of any regimens or other kinds of medical therapies including the estimated duration of absence from the Company as well as to inform the Company about the first day of absence. In case the regimen lasts longer than stated in the attestation the employee is obliged to bring a further medical certificate.

8. FURTHER BENEFITS

According to SCM’s travel expense regulations the employee will get a refund for all travel expenses and charges initiated by the Company.

9. NONDISCLOSURE

During his employment with SCM the employee is obliged to keep any kind of information secret, especially confidential information regarding Company or business secrets, no matter if this information affects the Company itself or has been committed to SCM or the employee by any third parties and no matter if this information is related to the employee’s individual functions within the Company. All Company- or business secrets are defined as Company facts that must be kept secret as per request of the SCM management.

This especially concerns developments related to existing or future products or services that are being offered / sold or used by SCM as well as data or information about the general business model referring to turnover, expenses, profit/loss calculations, pricing, organisation, customer- or supplier lists etc. It also concerns developments, procedures, business models etc. which are basically known as such but whose utilization by SCM is not officially disclosed publicly.

The protrusive Non-Disclosure Agreement also refers to business matters of other companies that are economically or organisationally related to SCM and will persist throughout the working relationship.

All letters concerning SCM and/or interested parties have to be immediately returned to SCM on demand or after termination of the working relationship regardless of the addressee as well as other available business items, drawings, memos, records, data media, books, samples, devices, tools, materials, or any other properties of the Company.

10. DATA PROTECTION

According to § 5 BDSG (Bundesdatenschutzgesetz = federal data protection law) the employee herewith agrees that he will neither handle any protected person-related data without authorization and other than in the legitimate way, nor publish them, nor customize them, nor use them in any other wrongful way, even not after his possible resignation or withdrawal from the Company.

In case the employment relationship will terminate, the employee will make sure to return all documents, materials, copies, notes etc. to SCM as far as those are related to any business matters or customers of SCM or are a sole property of the Company.

11. PATENTS / INVENTIONS

For inventions and technical amendments the regulations of the Act of Employee Inventions (ArbNErfG) as of 25.07.1957 and the hereto defined guidelines will prevail. The employee is obliged to immediately announce all inventions and/or technical amendments made during her working relationship with the Company in written form.

Four months after the notification SCM will have the right to make use of the invention or the technical amendment by written declaration in accordance with the employee; with the declaration the invention or the technical amendment will be transferred to SCM including all inner-country and overseas rights. In this case the employee has the right to claim an adequate compensation. Should SCM fail to task the invention within the above-mentioned terms the employee has the right to freely dispose of it himself.

The employee confirms explicitly that at the very moment there are no liabilities against any former employer or third parties in terms of transfers of inventions or technical amendments.

12. COPYRIGHT

As far as the case of copyright arises in connection with the employee’s function within the Company the employee herewith confirms that SCM will be entitled to claim a comprehensive, exclusive, business related exploitation right for the duration of the copyright within the scope of the copyright regulations. This also applies after the employee’s possible interim withdrawal from the Company. Furthermore SCM will have the right to issue sublicenses of the exploitation right.

In case the regulations for work results are not assignable, SCM reserves the right to obtain exclusive and spatiotemporally unlimited utilization rights for all acquainted utilization kinds. This particularly includes the right to make modifications, alterations or other kinds of adaptions as well as to duplicate, publish, distribute or perform those work results either in original or in modified, altered form. Furthermore SCM will be authorized to keep them at call, wirelessly transmit them through transmission lines or other ways und use them for the operation of data processing facilities.

The employee will attach a personal list with all inventions, software, specifications, concepts etc. for which any rights (corresponding to either this §12 or the previous mentioned paragraph §11) have been acquired before the employment relationship with SCM. As far as the employee brings those rights into SCM`s business, the Company will be authorized for gratuitous, unlimited utilization rights unless both parties have agreed upon any other solution in written form. Both parties agree that SCM will regard any other inventions, software, specifications, concepts, etc. that have not been listed on the attachment as its own work results for which SCM will keep the exclusive utilization rights.

13. ADDITIONAL OCCUPATIONS

During the working relationship with the Company the employee will have to draw her full attention and skills solely to SCM and cannot take over additional gratuitous or non-gratuitous occupations without a written permission of the Company management. SCM will only decline the approval in case of justifiable business issues.

14. CONTRACT VALIDITY AND OTHER REGULATIONS

In case one of the regulations of this contract are or become ineffective the validity of the other remaining stipulations will not be affected. The application document is part of this employment contract. Any oral agreements to this contract do not exist. For legal effect of the contract all modifications or additions need to be done in written form.

This contract is subject to the Federal German Law.

Stipulated venue is Munich, Germany.

Ismaning, November 16, 2004

/s/ SCM Microsystems GmbH	/s/ Ingo Zankel

SCM Microsystems GmbH	Ingo Zankel